EXHIBIT 99.1
For release at 4:45 p.m. ET
Contact:
Shari Lovell, Director, Shareholder Services – 978.657.7500 Ext. 1121
Media contact:
Megan Gallivan, Spectrum Science Communications – 202.955.6222 Ext. 2586
DUSA PHARMACEUTICALS CHAIRMAN ROLE
EXPECTED TO CHANGE DUE TO SERIOUS ILLNESS
WILMINGTON, Mass. – April 21, 2008 — DUSA Pharmaceuticals, Inc.® (NASDAQ GM: DUSA), announced today that the role of D. Geoffrey Shulman, MD, Chairman of the Board and Chief Strategic Officer, is expected to change as a result of a serious health condition. Dr. Shulman expects to be on short term disability to commence in June 2008.
“I speak on behalf of the entire organization when I say that we are saddened by this news. We wish Geoff well and hope for a full and speedy recovery,” said Bob Doman, President and CEO of DUSA.
Dr. Shulman, the Company’s founder, served as Chief Executive Officer from 1991 to 2007, and Chairman of the Board from 1991 to 2003 and again since 2005. DUSA expects that he will remain on the Board of Directors and will continue as an employee of the Company in a reduced role. DUSA and Dr. Shulman are in discussions regarding his ongoing employment arrangements.
About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc.® is an integrated dermatology pharmaceutical company focused primarily on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of Grade 1 or 2 actinic keratoses of
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the face or scalp, and is being studied for the treatment of acne. DUSA’s other dermatology products include ClindaReach™ and Nicomide®. DUSA is also researching additional indications for internal uses of Levulan PDT. DUSA is based in Wilmington, Mass. Please visit the company’s website at www.dusapharma.com for more information.
Forward Looking Statements
Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties. These forward-looking statements relate to the expectations that Dr. Shulman will change his role with the Company, that he will continue on the Board of Directors and as an employee, and the timing for the change to be implemented. These risks and uncertainties are further qualified by important factors that could cause actual results to differ materially from future results, performance or achievements expressed or implied by those in the forward-looking statements made in this release. These factors include, without limitation, Dr. Shulman’s medical condition, and other risks and uncertainties identified in DUSA’s Form 10-K for the year ended December 31, 2007.
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